Exhibit 99.1

NEWS RELEASE
Release No.

Contact:
Mary Cohn (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR IMMEDIATE RELEASE

LP Adjusts Year End 2011 Results

Nashville, TN. (February 27, 2012) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported today that it has adjusted its 2011 results to reflect a non cash impairment charge related to its investment in its U.S. Greenfiber joint venture due to information received after the release of earnings. On February 24, 2012, LP was notified that the valuation of this joint venture had decreased significantly based upon work being performed as part of U.S. Greenfiber's annual audit. As a result of this, LP has adjusted its 2011 losses, which were previously reported in a press release dated February 7, 2012. After adjustment, LP's 2011 net loss was $181.3 million, or $1.36 per diluted share (as compared to the previously reported net loss $170.7 million, or $1.28 per diluted share). The adjusted amounts will be reflected in the financial statements included in LP's Annual Report on Form 10-K, which is to be filed on or before February 29, 2012.

About LP

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP's web site at www.lpcorp.com for additional information on the company as well as a reconciliation of non-GAAP results.